UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (date of earliest event reported):  October 30, 2008

SUNRISE HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

NEVADA	000-52518	20-8051714
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1108 West Valley Blvd, Suite 6-399, Alhambra, CA	91803
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (626) 407-2618

SUNRISE HOLDINGS LIMITED
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Section 2       Financial Information

ITEM 2.01    Completion of Acquisition or Disposition of Assets

Effective October 30, 2008, the Board of Directors of Sunrise Holdings Limited (the "Corporation") authorized the termination and rescission of its previous sales of its common stock and stock purchase warrants in the aggregate amount of $3,000,000 that were sold by the Corporation to three non-us investors during January 2008. The Corporation would return investors in the aggregate amount of $2,933,128, which includes (1): $750,000 cash to Weiquan Tian; (2) $750,000 cash to Xuding Jiao; (3) $900,000 cash and a convertible secured promissory note in the principal amount of $500,000 (U.S.) and its accrued interests of $33,128 (U.S.) from SJ Electronics, Inc. to Xuguang Sun, and cancel the outstanding shares of common stock and stock purchase warrants previously issued to them when their original stock certificates and warrants have been duly executed and returned to the Corporation for cancellation.

The Corporation and the stockholders mutually agreed to rescind the stock purchase due to changes in the prospective business planning of the Corporation and the recent material changes in the natural resources industry, particularly the decline in prices of natural resources.

ITEM 2.06     Material Impairments

Effective October 30, 2008, the Board of Directors of the Corporation authorized the return of $2,933,128 to certain stockholders that acquired 75,000,000 shares of common stock and 75,000,000 shares of warrants of the Corporation during January 2008. As a result, the cash capital of the Corporation has been significantly reduced and impaired.

ITEM 9.01     Financial Statements and Exhibits

(d)    Exhibits

99.1         Preless Release Dated October 31, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunrise Holdings Limited
Date: October 31, 2008

	By:	/s/ Xuguang Sun
Xuguang Sun, President and Chief Executive Officer